Exhibit 10.2

Alliant Techsystems Inc.

Amendment to Employment Agreement

with Daniel J. Murphy, Jr.

This AMENDMENT is dated as of  Dec. 20, 2005, between Alliant Techsystems Inc. (the “Company”) and Daniel J. Murphy, Jr. (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Employment Agreement dated as of February 1, 2004 (the “Employment Agreement”), and the parties now wish to amend the Employment Agreement.

NOW, THEREFORE, the parties agree that the Employment Agreement is hereby amended as follows:

1.	Subsection 3(f) is amended in its entirety to read as follows:

(f) You agree that the Company may, at its sole discretion, delay any compensation including but not limited to salary, bonuses, and stock awards, but excluding SERP payments subject to Section 4(b) of this Agreement, that are not fully deductible for federal or state income tax purposes. The Company will delay only those amounts that would exceed the deductibility levels under federal or state income tax laws and only until the earliest date at which the Company reasonably anticipates that the amounts would be fully deductible.

2.	Subparagraphs 4(b)(i)(A), 4(b)(i)(F), 4(b)(ii)(A), 4(b)(ii)(F), 4(b)(iii)(A),4(b)(iii)(F), 4(b)(viii)(A) and 4(b)(viii)(F) are each amended by adding the following provision to the end thereof:

Notwithstanding the preceding sentence, any SERP payment or series of payments that initially becomes payable after December 31, 2006 shall be paid in the form of a lump sum on the later of (1) the first day of the seventh month following the month of your termination of employment or (2) January 31 of the calendar year following the calendar year of your termination of employment.

3.	Paragraph 4(b)(vi) is amended by adding the following provision to the end hereof:

Notwithstanding the preceding sentence, any such lump sum payment that is paid after December 31, 2006 shall be paid on the later of (1) the first day of the seventh month following the month of your termination of employment or (2) January 31 of the calendar year following the calendar year of your termination of employment.

4.	Paragraph 4(b)(xiii) is amended by revising the second sentence thereof to read as follows:

In addition, if the Company determines that delaying the time any SERP payment is made would increase the probability that such payment would be fully deductible for federal or state income tax purposes, the Company may unilaterally delay the time of the making of such payment or any portion of such payment until the earliest date at which the Company reasonably anticipates that the payment will be fully deductible, but not later than twenty-four months after the date such payment would be otherwise payable.

5.	Section 5(d) is amended in its entirety to read as follows:

(d)           You will not have any rights to these relocation expenses under this Section 5, unless you commence the relocation process within one year following your termination from the Company, and have completed such relocation and submitted all receipts by the end of the twenty-second month following your termination from the Company. All payments under this Section 5 shall be made by the end of the twenty-fourth month following your termination from the Company.

6.	Subsections 6(d), 6(g) and 6(h) are each amended by adding the following provision to the end thereof:

Any payment under this subsection shall be made in a lump sum on the first day of the seventh month following the month of your termination of employment.

7.	This Amendment shall be effective as of January 1, 2005.

8.	In all respects not amended, the Employment Agreement is hereby ratified and confirmed.

Date:	12/21/2005	By:	/s/ Daniel J. Murphy
Daniel J. Murphy, Jr.

Date:	12/20/2005	ALLIANT TECHSYSTEMS INC.

		By:	/s/ Keith D. Ross
Name: Keith D. Ross
Title: Sr. V.P., General Counsel and Secretary